EXHIBIT 10.6

Hub Group, Inc.

Directors’ Compensation For 2015

Directors’ Compensation

Each non-employee director receives an annual retainer fee of $90,000 in 2015, paid in quarterly installments.  In addition, expenses are paid for attendance at each Committee meeting. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

Stock Plan

The Company makes periodic grants of restricted stock to the directors.  In connection with their 2015 compensation package, each independent director received 5,500 shares of restricted stock in January 2015.  These shares vest over three years.